                                                                   EXHIBIT 10.23



                          SECURITY AND PLEDGE AGREEMENT

        This Security and Pledge Agreement (herein "AGREEMENT") is entered into as of this 27th day of January, 1998, between JALATE, LTD., a California corporation ("DEBTOR"), and WILLIAM M. DEARMAN, an individual ("SECURED PARTY"), as agent for the Holders (defined below).

RECITALS

        A. Debtor has executed those certain Subordinated Secured Promissory Notes all dated as of even date herewith, in the amounts and in favor of the parties ("HOLDERS") as set forth on SCHEDULE I hereto (the "NOTES").

        B. Pursuant to an Agency and Intercreditor Agreement (the "INTERCREDITOR AGREEMENT") between Secured Party and the Holders, Secured Party has been appointed "Agent" for the Holders, and Debtor is required to grant a security interest in certain Collateral as more particularly described herein as security for the repayment of the Notes.

        NOW, THEREFORE, for value received, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. COLLATERAL. Debtor hereby conveys, assigns, transfers, delivers, pledges and grants to Secured Party a security interest in and to each and all of the following property (herein called the "COLLATERAL"):

               (1) Forty (40) shares of Common Stock of Air Shop Ltd., a New York corporation ) ("AIR SHOP") (the "COMMON STOCK");

               (2) Three Thousand (3,000) shares of Preferred Stock of Air Shop (the "PREFERRED STOCK" and together with the Common Stock, the "STOCK");

               (3) Any additional shares of capital stock of Air Shop that Debtor acquires pursuant to the certain letter agreement between Debtor and Air Shop dated October 17, 1997 (the "LETTER AGREEMENT"), a copy of which is attached hereto as SCHEDULE 2;

               (4) All of Debtor's rights under the Letter Agreement; and

               (5) All proceeds, products, Distributions (defined below) additions, substitutions and accessions of and to any and all of the foregoing. For purposes of this Agreement, the term "Distributions" shall mean all stock dividends, liquidating dividends, shares of stock resulting from stock splits, reclassifications, warrants, options, noncash dividends and other distributions on or with respect to the Stock whether similar or dissimilar to the foregoing, except that Distributions shall not mean cash dividends paid on the Stock.

        2. INDEBTEDNESS SECURED. This Agreement and the aforesaid security interest is granted to Secured Party to secure the following (all of which are herein called the "INDEBTEDNESS"):

               (1) the prompt and unconditional payment and performance of all indebtedness and obligations of Debtor to the Holders heretofore, now or hereafter existing under the Notes, and any other document or agreement now or hereafter executed in connection therewith or as security for any part thereof, and any and all renewals, amendments, modifications, increases, extensions or rearrangements thereof; and

               (2) the reimbursement and payment by Debtor of all advances, charges, costs and expenses, (including reasonable attorneys' fees and legal expenses) incurred by Secured Party and/or the Holders in connection with exercising any right, power or remedy conferred by this Agreement, the Notes or by law.

        3. DELIVERY AND POSSESSION. The certificates representing the Stock, accompanied by instruments of assignment thereof, duly executed in blank by Debtor, have been delivered to Secured Party contemporaneously herewith.

        4. TERMINATION. Secured Party shall promptly return the Collateral to Debtor, and this Agreement will be of no further force and effect, at such time as the Indebtedness has been paid in full.

        5. EVENT OF DEFAULT. Any one or more of the following events shall constitute an event of default (an "EVENT OF DEFAULT") under this Agreement:

               (1) Debtor shall fail to pay all or any part of the Indebtedness when due, whether at scheduled maturity, by acceleration or otherwise and such failure shall continue for more than three (3) business days after notice from Secured Party; or

               (2) Debtor shall fail to observe or perform any material term, covenant or condition on its part to be performed or observed under the Notes or this Agreement and such failure shall continue for more than thirty (30) days after notice from Secured Party; or

               (3) Debtor shall: (i) become insolvent or admit in writing its inability to pay its debts as they mature; (ii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; (iii) become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code; (iv) file a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors;
        (v) file an
        answer to a creditor's petition, admitting the material allegations thereof for an adjudication of bankruptcy or for reorganization or to effect a plan or other arrangement with creditors; (vi) apply to a court for the appointment of a receiver or custodian for any of its assets or properties; (vii) have a receiver or custodian appointed for any of its assets or properties, with or without consent, and such receiver shall not be discharged within ninety (90) days after appointment; or (viii) adopt a plan of complete liquidation of its assets;

               (4) Any warranty, representation or statement made to Secured Party by Debtor in this Agreement shall have been false or incomplete in any material respect as of the time when made; or

               (5) Any of the Notes or this Agreement shall cease to be an enforceable obligation or any of the same are rescinded, revoked or modified in any way without the express written consent of Secured Party.

      Secured Party agrees that, unless an Event of Default occurs and is continuing, Secured Party shall not be entitled to exercise any of Debtor's rights under the Letter Agreement and Debtor shall continue to be able to exercise all of such rights. Notwithstanding the foregoing, Debtor agrees that
(i) it will not waive any of its rights under the Letter Agreement without the prior written consent of Secured Party and (ii) if it is unable to exercise any of its rights under the Letter Agreement, it will assign such rights to Secured Party. Debtor also agrees to fulfill all of its obligations under the Letter Agreement in a timely manner. Debtor further agrees that Secured Party is not required to perform any of Debtor's obligations under the Letter Agreement.

        6.   ACCELERATION, SECURED PARTY'S RIGHTS AND REMEDIES.

               (1) Upon the occurrence of an Event of Default specified in
        Section 5(3) above, then, without notice, demand or action of any kind by Secured Party, the entire amount of the Indebtedness shall be immediately due and payable. Upon the occurrence of any other Event of Default specified in this Agreement, Secured Party shall have the right, upon notice to Debtor, to declare the entire amount of the Indebtedness immediately due and payable.

               (2) Upon the occurrence of an Event of Default, Secured Party shall have all the rights and remedies of a secured party under the Uniform Commercial Code in effect at the time in Texas (the "CODE") and other applicable laws and under this Agreement and all other instruments and agreements evidencing, securing, governing or guaranteeing the Indebtedness. Without limiting the generality of the foregoing, Secured Party may exercise the following rights and remedies, without further notice to Debtor:

                        (i) Proceed to selectively and successively enforce and
                exercise any and all rights and remedies which Secured Party may have under this Agreement, any other applicable agreement or applicable law, including,



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

        without limitation: (A) commencing one or more actions against Debtor and reducing the claims of Secured Party against Debtor to judgment, (B) foreclosure or other enforcement of Secured Party's security interest in the Collateral, or any portion thereof, or other enforcement of Secured Party's rights and remedies in respect of and to recover upon the Collateral, through judicial action or otherwise, including all available remedies under the applicable provisions of the Code, and (C) payment or discharge of any claim or lien, prior or subordinate, in respect of or affecting the Collateral;

               (ii) Sell, lease or otherwise dispose of the Collateral at private or public sale (provided that any sale of any portion of the Collateral constituting securities shall be made in compliance with federal and applicable state securities laws), in bulk or in parcels and, where permitted by law, without having the Collateral present at the place of sale. Secured Party will give Debtor reasonable notice of the time and place of any public sale or other disposition thereof or the time after which any private sale or other disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is given to Debtor at least ten (10) days before the time of any such sale or disposition;

               (iii) Exercise any and all rights and remedies of Debtor relating to the Collateral, including, but not by way of limitation, the right to collect, demand, receive, settle, compromise, adjust or sue for all amounts due thereon or thereunder and the right either in Secured Party's own name or in the name of Debtor, to take such legal or other action as Debtor might have taken except for this Agreement. For purposes of enforcing Secured Party's rights under this Section 6, effective upon the occurrence of an Event of Default, Debtor irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor or in its own name from time to time in Secured Party's discretion for the purposes of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.

               (iv) Vote any or all of the Stock and to give all consents, waivers and ratifications in respect thereof and otherwise to act with respect thereto as though it were the absolute owner thereof.

               (v) Cause any or all of the Stock to be transferred into the name of the Secured Party or the names of any of its nominees.

        (3) In the event Secured Party shall elect to selectively and successively enforce its rights and remedies in respect of any of the Collateral, pursuant to any applicable agreements or otherwise, such action shall not be deemed a waiver or discharge of any other right, remedy, lien or encumbrance until such time as Secured Party shall have been paid in full the Indebtedness.

        7. APPLICATION OF PROCEEDS. If Secured Party shall sell or otherwise dispose of all or any portion of the Collateral as a result of the exercise of its rights as a result of the occurrence of an Event of Default, the proceeds of such sale or disposition shall be applied by Secured Party in the following order:

               (1) To the payment of reasonable costs and expenses related to any sale of the Collateral and the exercise of any other right given to Secured Party pursuant hereto.

               (2) To the payment of the Indebtedness.

               (3) To the payment of Debtor or its successors or assigns.

        8. EXPENSES. Debtor agrees to pay to the Secured Party all reasonable advances, charges, costs and expenses incurred in connection with the exercise by the Secured Party of any right, power or remedy conferred by this Agreement or by law (including but not limited to reasonable attorneys' fees).

        9. DEBTOR'S REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Secured Party that so long as this Agreement is in effect:

               9.1 ENFORCEABLE AGREEMENT. This Agreement is the valid and binding obligation of Debtor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and general principles of equity.

               9.2 NO OTHER CLAIM. There is no other claim, lien, security interest or encumbrance on or against any of the Collateral.

               9.3 NO FINANCING STATEMENT. No financing statement is on file in any public office covering any of the Collateral, except (i) in favor of Secured Party and (ii) that Heller Financial, Inc. and/or Wells Fargo Bank have filed financing statements, but have waived their security interests, if any, in the Collateral.

               9.4 POWER AND AUTHORITY. Debtor has full corporate power and authority to enter into and perform its obligations under this Agreement, and neither the execution, delivery and performance of this Agreement, nor the creation of the security interests hereunder, will conflict with, or result in the breach or violation of, any material agreement or instrument binding on or enforceable against Debtor or the Collateral. The execution, delivery and performance of this Agreement, and the creation of the security interest hereunder, have been duly authorized by all necessary corporate



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

action, and will not violate or contravene the Articles of Incorporation or Bylaws of Debtor.

        10. COVENANTS. Debtor covenants and agrees with Secured Party that, from and after the date of this Agreement and until the Indebtedness is paid in full:

               10.1 FURTHER ASSURANCE. Debtor will from time to time, at its sole expense, promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that Secured Party may reasonably request, in order to continue, perfect and protect any security interest granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Debtor will execute and file such financing or continuation statements or amendments thereto and such other instruments or notices as may be reasonably necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interest granted or intended to be granted hereby. Debtor hereby authorizes Secured Party to file one or more financing or continuation statements and amendments thereto relative to all or part of the Collateral without the signature of such Debtor, where permitted by law, and to execute the same as attorney-in-fact for such Debtor to the extent such Debtor's signature is required by law.

               10.2. MAINTENANCE OF OFFICE. Debtor shall keep its chief place of business and chief executive office and the offices where it keeps its records concerning the Collateral within the State of California and shall notify Secured Party at least thirty (30) days prior to any change from the location specified on the signature page hereof. Debtor will not change its name, identity or corporate structure to such an extent that any financing statement filed by Secured Party in connection with this Agreement would become seriously misleading, unless it shall have given Secured Party at least 30 days prior written notice thereof and prior to effecting any such change taken such steps as Secured Party may deem reasonably necessary or advisable to continue the perfection and priority of the security interest granted pursuant hereto.

               10.3 DISPOSITION OF COLLATERAL. Debtor shall not (1) sell, assign, or otherwise dispose of or grant any option with respect to any of the Collateral, or (ii) create or suffer to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral other than the lien contemplated by this Agreement; provided, however, that notwithstanding the foregoing, Debtor may at any time sell all or part of the Collateral, provided that the Indebtedness is repaid in full concurrently therewith. Secured Party agrees to cooperate with Debtor in effecting any such sale, including by releasing its security interest in any such Collateral in connection with the consummation of the sale thereof.

         11.   GENERAL PROVISIONS.

               11.1 COMPLETE AGREEMENT: MODIFATIONS. This Agreement, the Notes and any documents referred to herein or therein or executed contemporaneously herewith



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

constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

               11.2 ADDITIONAL DOCUMENTS. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

               11.3 NOTICES. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, telecopy, Federal Express or comparable overnight service or certified mail, postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be:

                    Jalate, Ltd.
                    6557 Flotilla Street
                    City of Commerce, California 90040
                    Fax: (213) 728-3752
                    Attn: Frederick A. Findley
                          Vice President-Finance and
                          Chief Financial Officer

                    William M. DeArman
                    5420 Huckleberry Lane
                    Houston, Texas 77056
                    Fax: (713) 552-1505

        Any notice sent by certified mail shall be deemed to have been given five (5) business days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

               11.4 NO THIRD-PARTY BENEFITS. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary, except that each of the Holders is a third-party beneficiary of this Agreement whose rights may only be exercised by Secured Party in accordance with the terms of the Intercreditor Agreement.

               11.5 NO ASSIGNMENT. Neither of the parties may assign any of his or its rights under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld; provided, however, that Secured Party may assign this Agreement to any successor agent under the Intercreditor Agreement.

               11.6 SUCCESSORS AND ASSIGNS. The covenants, representations, warranties and agreements herein set forth shall be binding upon Debtor and shall inure to the benefit of Secured Party and his permitted successors and assigns. Subject to the foregoing, the term "Debtor," as used throughout this Agreement shall, regardless of use of the singular form, include the successors, legal representatives and permitted assigns of Debtor.

               11.7 GOVERNING LAW: JURISDICTION. This Agreement has been negotiated in part in, the conveyance, assignment, transfer and delivery has been made in, and the security interest granted hereby is granted in, and each shall be governed by the laws of, the State of Texas in all respects, including matters of construction, validity, enforcement and performance, regardless of the choice of law provisions of Texas or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement and not resolved by them will be heard and determined before an appropriate federal or state court located in Houston, Texas. The parties hereto acknowledge that such courts have the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

               11.8 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by any other indulgence.

               11.9 RULES OF CONSTRUCTION.

                    11.9.1 HEADINGS. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Article or Section.

                    11.9.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

                    11.9.3 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

                    11.9.4 AGREEMENT NEGOTIATED. The parties hereto are sophisticated and have been represented throughout this transaction by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive their effects.

                    11.9.5 TERMS DEFINED IN UNIFORM COMMERCIAL CODE. Except as the context may otherwise require, any term used herein that is defined in the Texas Uniform Commercial Code shall have the meaning given therein.

               11.10 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date FIRST above written.

                                        "Secured Party"


                                        ________________________________________
                                        William M. DeArman

                                        "Debtor"


                                        JALATE, LTD., a California corporation

                                        /s/  FREDERICK A. FINDLEY
                                        ----------------------------------------
                                        By: Frederick A. Findley
                                        Its: Vice President and Chief
                                        Financial Officer


                                        Address:


                                        6557 Flotilla Street
                                        Los Angeles, California 90040



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

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        "Secured Party"

                                        /s/ WILLIAM M. DEARMAN
                                        ----------------------------------------
                                        William M. DeArman

                                        "Debtor"


                                        JALATE, LTD., a California corporation


                                        ________________________________________
                                        By:  Frederick A. Findley
                                        Its: Vice President and Chief
                                        Financial Officer


                                        Address:


                                        6557 Flotilla Street
                                        Los Angeles, California 90040

                                   SCHEDULE 1

                                NOTES AND HOLDERS

        Holder                    Note Amount       Percentage
        ------                    -----------       ----------
Don A. Sanders                       $237,500          25%
Katherine U. Sanders                 $142,500          15%
John E. Drury                         $95,000          10%
William M. DeArman                   $475,000          50%
                                     --------         ----
Total                                $950,000         100%
                                     --------         ----

                                   SCHEDULE 2

                                LETTER AGREEMENT

                                  Airshop Ltd.
                              604 East 11th Street
                            New York, New York 10009

                                October 17, 1997

Jalate, Ltd.
6557 Flotilla Avenue
Los Angeles, California 90040
Attn: Fred Findley

Dominique Camacho
604 East 11th Street
New York, New York 10009

Dear Mr. Findley and Ms. Camacho:

      The purpose of this letter is to set forth the terms and conditions of our agreement (the "Agreement") regarding an equity investment by Jalate, Ltd. (the "Purchaser") in Airshop Ltd. (the "Company"), consisting of the purchase by Buyer of (i) shares (the "Common Shares") of common stock (the "Common Stock") of the Company representing forty percent (40%) of the outstanding capital stock of the Company on a fully-diluted basis and (ii) 3,000 shares (the "Preferred Shares") of convertible preferred stock of the Company, liquidation preference $100 per share (the "Preferred Stock").

      1. Sale and Purchase of Common Shares and Preferred Shares. Subject to the terms and conditions hereof, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, (i) Common Shares representing forty percent (40%) of the outstanding capital stock of the Company on a fully-diluted basis (measured as of the Closing Date (as defined below)) for an aggregate purchase price of $200,000 and (ii) 3,000 Preferred Shares for an aggregate purchase price of $300,000.

      2. Closing; Payment. The closing (the "Closing") of the purchase and sale of the Common Shares and the Preferred Shares shall take place at the offices of Irell & Manella LLP, located at 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067-4276 (Telephone (310) 277-1010, Fax (310) 203-7199) as soon as practicable following the satisfaction or waiver of the conditions to the Closing, or at such other place, date or time as the parties shall agree upon (said date is referred to as the "Closing Date"), but in no event later than October 31, 1997. At the Closing, the Purchaser shall pay the aggregate purchase price of $500,000 for the Common Shares and the Preferred Shares by (i) cancellation of any indebtedness then owing by the Company to the Purchaser and, if such indebtedness is less than $500,000, (ii) wire transfer in immediately available funds of the balance of such aggregate purchase price to an account designated in writing by the Company at least one business day prior to the Closing.

      3. DELIVERY OF STOCK CERTIFICATES. At the Closing, or as soon as practicable thereafter, the Company shall deliver to the Purchaser certificates evidencing the Purchaser's ownership of the Common Shares and the Preferred Shares as set forth in Section 1 hereof.

      4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser that:

          a. The Company is a corporation duly organized and existing in good standing under the laws of New York and has the corporate power to own its property, to carry on its business as now being conducted, to enter this Agreement, to issue and sell the Common Shares and the Preferred Shares, and to carry out the provisions hereof. The Company is duly qualified to do business as a foreign corporation in each other jurisdiction where the nature of the property owned or leased by it or the conduct of its business requires such qualification, except where the failure to be so qualified would not be reasonably likely to have a material adverse effect on the Company's business, financial condition or results of operations. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

          b.   The authorized capital stock of the Company, on the Closing
Date, will consist of Three Hundred (300) shares of Common Stock and Four Thousand (4,000) shares of Preferred Stock and the issued and outstanding capital stock of the Company, on the Closing Date, and immediately prior to the purchase of the Common Shares and the Preferred Shares, will consist of Ten (10) shares of Common Stock, all of which shares are owned by Dominique Camacho. After giving effect to the consummation of the transactions at the Closing, there will be validly issued and outstanding, fully paid and nonassessable, One Hundred (100) shares of Common Stock (sixty (60) of which will be owned by Dominique Camacho and forty (40) of which will be owned by the Purchaser), and Three Thousand (3,000) shares of Preferred Stock (all of which will be owned by the Purchaser), all of which shares shall have been issued in full compliance with all federal and state securities laws.

          c. The Company will not have outstanding as of the Closing Date any options, warrants or rights to purchase any of its Common Stock, nor have agreed to grant any such options, warrants or rights, nor have issued or agreed to issue any security convertible into Common Stock, nor have issued or agreed to issue any other debt or equity security (other than bank notes).

          d. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under, this Agreement, and the authorization, issuance, reservation for issuance and delivery of the Common Shares and the Preferred Shares and of the shares of Common Stock issuable upon conversion of the Preferred Shares has been taken or will be taken prior to the Closing. This Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles. The Common Stock and the Preferred Stock is not subject to any preemptive rights, rights of first refusal or other similar rights.


          e. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with the terms and provisions hereof will not conflict with or result in a breach (with or without the passage of time or the giving of notice or both) of the terms and conditions of, or constitute any default under the Certificate of Incorporation or Bylaws of the Company or of any contract or agreement to which it is now a party, except where such conflict, breach or default of any such contract or agreement, either individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the Company's business, financial condition or result of operations.

          f. The Company has furnished the Purchaser with its balance sheet dated September 30, 1997 (the "BALANCE SHEET DATE"), and an income statement flows for the nine-month period ended September 30, 1997 (such financial statements being collectively referred to herein as the "FINANCIAL STATEMENTS"). Such Financial Statements (i) were prepared in accordance with generally accepted accounting principles, consistently applied, (ii) are in accordance with the books and records of the Company, and (iii) are true, correct and complete in all material respects and present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified. Except as accrued in the Financial Statements or set forth in the notes thereto, the Company has no debts, liabilities or obligations (whether absolute, accrued, contingent, or otherwise, mature or unmatured, and whether due or to become due), which debts, liabilities or obligations are either required to be reflected in the Financial Statements or the notes thereto in accordance with generally accepted accounting principles or material to the Company, except for debts, liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice. All debts, liabilities and obligations of the Company incurred after the Balance Sheet Date were incurred in the ordinary course of business and are usual and normal in amount (in relation to the Company's past practice). The Company has good and marketable title to all assets set forth on the balance sheets of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

          g. To the best knowledge of the Company, no representation or warranty by the Company in this Agreement or in any statement or certificate signed by an officer of the Company furnished or to be furnished to the Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact which would cause the statements made herein or therein in the light of the circumstances materially misleading.

          h. Neither the Company, nor any agent acting on its behalf, has offered or will offer any or all of the Common Shares or the Preferred Shares or any part thereof for sale to, or has solicited, or will solicit, any offers to buy the Common Shares or the Preferred Shares from any person or persons so as to bring the issuance or sale of the Common Shares or the Preferred Shares within the provisions of Section 5 of the Securities Act of 1933, as amended (the "SECURITIES ACT").

     5. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:

          a. The Purchaser is an "accredited investor" as such term is defined in Regulation D adopted by the Securities and Exchange Commission and Purchaser is acquiring the Common Shares and the Preferred Shares purchased hereunder for the Purchaser's own account for investment and not with a present view to, or for sale or other disposition in connection with, any distribution thereof, nor with any present intention of selling or otherwise disposing of the same, and the Purchaser by reason of the Purchaser's business or financial experience has the capacity to protect the Purchaser's own interests in connection with the purchase of the Common Shares and the Preferred Shares.

          b. The Purchaser has reviewed all documents and other materials the Purchaser has requested for the purpose of examining the financial, business and other status of the Company.

     6. Conditions to Obligations of the Purchaser. The Purchaser's obligation to purchase the Common Shares and the Preferred Shares on the Closing Date as provided in Sections 1 and 2 hereof shall be subject to the satisfaction of the following conditions, any of which may be waived by the Purchaser in writing:

          a. The representations and warranties contained in Section 4 hereof shall be true in all material respects as of the Closing Date; there shall exist no condition, event or fact constituting, or which with notice or lapse of time, or both, would constitute a default in the observance of any of the Company's undertakings or covenants hereunder; and no event shall have occurred which would be reasonably likely to have a material adverse effect on the Company's business, financial condition, results of operations or prospects.

          b. All corporate and other proceedings, including, without limiting the generality of the foregoing, the amendment of the Company's Certificate of Incorporation (and the filing thereof) to effect the stock split and provide for the Preferred Stock as contemplated by clause (f) below, which are required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and Purchaser's counsel.

        c. The offer and sale of the Common Shares and the Preferred Shares to the Purchaser pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and qualification requirements of all other applicable state securities laws.

        d. The Company shall have obtained any and all necessary consents and approvals, including those of any governmental entity, agency or instrumentality, necessary or appropriate for consummation of the transactions contemplated by this Agreement.

        e.      The Company shall have (a) amended its bylaws to provide that
(i) the Board of Directors (the "BOARD") of the Company shall consist of three
(3) directors and (ii) the presence of all members of the Board or any committee thereof shall be necessary for a quorum, unless in advance of any meeting of the Board or any committee thereof, all of the members of the Board or of such committee agree in writing that a majority of the members of the Board or of such committee, as applicable, shall constitute a quorum for the purposes of that meeting and (b) reconstituted the Board to consist of Vinton Bacon, Dominique Camacho and Steven Lubinski.

        f.      The Company shall have amended its articles of incorporation to
(i) effect a six-for-one stock split of the Common Stock and (ii) provide for the Preferred Stock. The Preferred Stock shall (i) have a liquidation preference of $100 per share, (ii) have a ten percent (10%) dividend, payable "in-kind" for two years and in cash thereafter, (iii) automatically convert into Common Stock when the Company has four consecutive fiscal quarters of earnings before income and taxes of at least $1 with a conversion rate determined by dividing (x) the liquidation preference of a share of Preferred Stock, plus accumulated but unpaid dividends through the date of conversion, by (y) the greater of (i) ten
(10) times the after-tax net income per fully-diluted share of Common Stock ("ATNI") for the Company's then-most recently completed fiscal year and (ii) the quotient of (a) $500,000 divided by (b) the number of shares of Common Stock then-outstanding on a fully-duluted basis, (iv) be redeemable at the option of the Company at any time, (v) be subject to repurchase by the Company at the option of the holder beginning three (93) years after issuance, and (vi) have such other customary rights, preferences and privileges as shall be agreed by the Company and the Purchaser in good faith.

        g. Dominique Camacho shall have entered into a five-year employment agreement to serve as chief creative officer of the Company and providing for a $50,000 annual salary (to be reviewed by the entire Board in January 1998) and an annual bonus by unanimous agreement of the Board based on EBIT (earnings before interest and taxes) and containing other terms and conditions satisfactory to the Purchaser.

        h. At the Closing there shall have been delivered to the Purchaser or Purchaser's counsel a certificate, dated as of the Closing Date, signed by an authorized officer of the Company, certifying that the conditions specified in clauses
(a), (c), (e), (f) and (g) of this Section 6 have been fulfilled.

     7. Covenants of the Company. The Company covenants and agrees that: until the consummation of an underwritten public offering of the Company's Common Stock in which the gross proceeds to the Company are at least $15,000,000 (a "QUALIFYING IPO"):

          a. In order to permit the Purchaser to maintain its percentage ownership interest in the Company (as represented by its ownership of Common Stock and without regard to possible conversion of the Preferred Shares into shares of Common Stock), if the Company offers to sell its Common Stock, Preferred Stock or other equity security, any option, warrant or other security which may be exercised or exchanged for equity securities of the corporation, or any debt convertible into equity securities of the corporation, it will concurrently offer to the Purchaser for a period of thirty (30) days from receipt of a notice to that effect from the Company specifying the terms and conditions of the offering, at a price and on terms no less favorable than the price and terms of such offer, that number of such securities being offered necessary to prevent a reduction in the Purchaser's then-percentage ownership of the Company's Common Stock calculated on a fully diluted basis as of the closing of the offering and taking into account all similar rights held by other holders of the Company's debt or equity securities.

          If the Purchaser elects not to exercise its rights set forth in this
Section 7(a), then, for a period of ten (10) days after the Purchaser so notifies the Company, Dominique Camacho shall have the right to purchase the securities not purchased by the Purchaser. The Purchaser and Ms. Camacho may elect to allocate between themselves the securities that Purchaser has the right to purchase pursuant to this Section 7(a).

          b. The Board shall consist of three members and as of the Closing shall consist of Vinton Bacon, Dominique Camacho and Steven Lubinski. The number of directors may be increased or decreased, and the composition of the Board may be changed, only by unanimous agreement of the Board, except that, at the request of the Purchaser, the Company agrees to take any such actions as may be necessary to change the Purchaser's nominee(s) on the Board. At all times, the Purchaser shall be entitled to proportional representation (based on its then-percentage ownership interest of the fully-diluted Common Stock) on the Board and each Board committee (and in any event shall be entitled to have at least one nominee on the Board and each Board committee).

          c. Commencing October 1, 1998, (i) the Purchaser shall have the right to manufacture any and all private label merchandise included in the Company's catalogs or advertised on the Company's website(s) and (ii) at least forty percent (40%) of the products advertised in each catalog shall be private label merchandise. Prior to October 1, 1998, the Purchaser and the Company shall mutually cooperate to maximize the percentage of the Company's private label merchandise that is manufactured by the Purchaser and included in the Company's catalogs, provided that this shall not be deemed to require that any specified percentage of the Company's private label merchandise be manufactured by the Purchaser or that private label merchandise constitute any specified percentage of the Company's catalog offerings.

          d. The Purchaser shall be entitled to include at least four (4) of its own products without charge in each of the Company's catalogs and on the Company's website(s).

          e. Without the consent of the Purchaser's nominee(s) on the Board, the Company shall not (i) revise its existing Business Plan or adopt a new Business Plan, (ii) authorize or engage in any capital expenditure (or series of related capital expenditures) in excess of $15,000 or (iii) enter into any contract, agreement or arrangement having a value of more than $20,000.

     8. Rights of First Refusal. (a) Until the consummation of a Qualifying IPO, the Company shall have a right of first refusal to purchase any shares of Common Stock or Preferred Stock which Purchaser seeks to sell or assign (a "FIRST REFUSAL SALE"). The Purchaser shall provide the Company with thirty (30) days written notice of any proposed First Refusal Sale, including the proposed terms and conditions thereof (including price). The Company shall have thirty
(30) days from receipt of such notice in which to notify the Purchaser in writing that it will exercise its right of first refusal. if the Company exercises its right of first refusal, the closing of the sale by the Purchaser to the Company shall occur fifteen (15) days after the date of the Company's exercise notice at the Company's principal executive offices or at such other time and place as the parties may agree. If the Company does not exercise its right of first refusal, the Purchaser shall have ninety (90) days from the date of its initial notice to the Company to consummate its First Refusal Sale on terms and conditions (including price) no more favorable to the transferee than those presented to the Company. If the proposed First Refusal Sale does not occur prior to the end of such ninety (90) day period, the Purchaser may not sell or assign any shares of Common stock or Preferred Stock without again complying with the requirements set forth in this paragraph (if then applicable).

     The Company's right of first refusal shall not apply to any sale or assignment of shares of Common Stock or Preferred Stock by the Purchaser to any of its affiliates.

     (b) Until the consummation of a Qualifying IPO, the Purchaser shall have a right of first refusal to purchase any shares of Common Stock which Dominique Camacho seeks to sell or assign (a "CAMACHO FIRST REFUSAL SALE"). Ms. Camacho shall provide the Purchaser with thirty (30) days written notice of any proposed Camacho First Refusal Sale, including the proposed terms and conditions thereof (including price). The Purchaser shall have thirty (30) days from receipt of such notice in which to notify Ms. Camacho in writing that it will exercise its right of first refusal. If the Purchaser exercises its right of first refusal, the closing of the sale by Ms. Camacho to the Purchaser shall occur fifteen (15) days after the date of the Purchaser's exercise notice at the Purchaser's principal executive offices or at such other time and place as the parties may agree. If the Purchaser does not exercise its right of first refusal, Ms. Camacho shall have ninety (90) days from the date of her initial notice to the Purchaser to consummate her Camacho First Refusal Sale on terms and conditions (including price) no more favorable to the transferee than those presented to the Purchaser. If the proposed Camacho First Refusal Sale does not occur prior to the end of such ninety (90) day period, Ms. Camacho may not sell or assign any shares of Common Stock without again complying with the requirements set forth in this paragraph (if then applicable).

     The Purchaser's right of first refusal shall not apply to any sale or assignment of shares of Common Stock by Ms. Camacho to any of her affiliates.

     9. Option to Purchase Additional Shares of Common Stock. Effective at the Closing, the Company grants to the Purchaser an option to purchase a number of additional shares of Common Stock (the "ADDITIONAL COMMON SHARES") that, when added to any other shares of Common Stock then owned by the Purchaser, would result in the Purchaser owning, immediately following exercise of he option, fifty-one percent (51%) of the then-outstanding Common Stock of the Company on a fully-diluted basis. The option may be exercised in whole or in part on only one occasion and shall expire if not theretofore exercised on December 31, 2000. The exercise price per Additional Common Share shall be equal to the greater of (i) $5,000, subject to adjustment for stock splits, stock dividends, combinations, reclassifications and other similar events and
(ii) ten (10) times the after-tax net income per fully-diluted share of Common Stock ("ATNI") for the year ended December 31, 1998 (if the option is exercised on or prior to December 31, 1999) or, if not so exercised by then, ten (10) times ATNI for the year ended December 31, 1999. Any dispute between the parties as to the calculation of the applicable ATNI not resolved by them shall be resolved by an independent accounting firm acceptable to the Company and the Purchaser.

     If the Purchaser exercises its option at a time when the exercise price has not been or cannot be finally determined, the Purchaser shall pay an estimated exercise price of $5,000 per share (i.e., the price per share paid by the Purchaser for the Common Shares), adjusted for stock splits, stock dividends, combinations, reclassifications and other similar events. If the exercise price as finally determined is greater than the estimated exercise price, the Purchaser shall, within ten (10) days of such determination, pay the balance of the exercise price to the Company. If the exercise price as finally determined is less than the estimated exercise price, the Company shall, within ten days of such determination, refund the excess payment of the exercise price to the Purchaser.

     The Purchaser acknowledges and agrees that, if it acquires ownership of more than fifty percent (50%) of the outstanding Common Stock on a fully-diluted basis, whether by exercise of the option granted to it pursuant to this Section 9 or otherwise, Ms. Camacho shall retain the creative control provided for in the employment agreement contemplated by Section 6(g) hereof.

     10.  Termination. This Agreement may be terminated at any time prior to the
Closing:

          a.   by mutual consent of the Company and the Purchaser;

          b. by the Purchaser, provided that it has not breached any of its obligations hereunder in any material respect, if any of the conditions specified in Section 6 have not been met or waived at such time as such condition is no longer capable of satisfaction; or

          c. by either the Purchaser or the Company (provided that the terminating party has not breached any of its obligations hereunder in any material respect) if the Closing has not occurred by October 31, 1997.

     11. Miscellaneous. The miscellaneous provisions set forth in Exhibit 11 are incorporated herein in their entirety by this reference.

     If the foregoing accurately reflects our agreement with regard to the proposed equity investment by the Purchaser in the Company, please sign and return a copy of this letter to the undersigned, at which time this Agreement will be the binding agreement of the Company and the Purchaser.

                                        Very truly yours

                                        /s/ DOMINIQUE CAMACHO
                                        ----------------------------------------
                                        Dominique Camacho

ACCEPTED AND AGREED TO:

JALATE, LTD.

By: /s/ F.A. FINDLEY
   -----------------------------------

Name: F.A. Findley
     ---------------------------------

Title: VP Finance
      --------------------------------

DOMINIQUE CAMACHO
(as to Section 8(b) and the
miscellaneous provisions)

                                   EXHIBIT 11

                            Miscellaneous Provisions


            a. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter contained herein and supersedes any and all other prior or contemporaneous agreements, arrangements, and understandings, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges and represents that no representations, warranties, covenants, conditions, inducements, promises or agreements, oral or otherwise, other than as set forth herein, have been made by any party hereto, or anyone acting on behalf of any party.

            b. Each party to this Agreement shall make, execute, acknowledge and deliver such other instruments and documents and take all such other action as may be reasonably required to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. In particular, but not by way of limitation of the foregoing, Ms. Camacho agrees to take such actions in her capacity as a stockholder of the Company as are necessary to effectuate the conditions to Closing set forth in Section 6 and the Purchaser's rights pursuant to Section 7(b).

            c. No waiver of any term, provision, condition or breach of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision, condition or breach of this Agreement. No failure or delay by a party to exercise any right it may have by reason of the breach or default of any other party shall operate as a waiver of default or modification of this Agreement or prevent the exercise of any right while the party continues to be in default.

            d. The Company acknowledges that the Purchaser would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of the Company set forth in Sections 7 and 9 hereof were not performed in accordance with its terms and therefore agrees that the Purchaser shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            e. It is intended that each section of this Agreement should be viewed as separate and divisible, and in the event that any section, provision, covenant, or condition of this Agreement shall be held to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

            f. The provisions of this Agreement may be altered, amended, or repealed, in whole or in part, only on the written consent of the Company and the Purchaser (and, as to Section 8(b), Ms. Camacho).

        g. All notices, requests, demands and other communications which a party is required to or may desire to give any other party in connection with this Agreement shall be in writing, and shall be personally delivered, delivered by facsimile transmission, or delivered by United States registered or certified mail, postage prepaid with return receipt requested, addressed as follows:

If to the Company:              Dominique Camacho
                                Airshop Ltd.
                                604 East 11th Street
                                New York, New York 10009
                                Fax No. (212) 539-1648

If to the Purchaser:            Fred Findley
                                Jalate, Ltd.
                                6557 Flotilla Avenue
                                Los Angeles, California 90040
                                Fax No. (213) 728-3752

If to Dominique Camacho:        Dominique Camacho
                                Airshop Ltd.
                                604 East 11th Street
                                New York, New York 10009
                                Fax No. (212) 539-1648

If notice is given by personal delivery in accordance with the provisions of this clause (g), such notice shall conclusively be deemed given at the time of delivery. If notice is given by confirmed facsimile transmission in accordance with the provisions of this clause (g), such notice shall conclusively be deemed given at the time of the transmission. If notice is given by mail in accordance with the provisions of this clause (g), such notice shall conclusively be deemed given 48 hours after deposit thereof in the United States mail. The addresses or addresses set forth above may be changed form time to time by a notice sent to the other parties.

        h. This Agreement shall be governed by and construed under the laws of the State of California, without reference to conflict of laws principles. Any and all disputes between the parties which may arise pursuant to this Agreement not covered by arbitration shall be brought and heard only in an appropriate state or federal court located in the County of Los Angeles, California. The parties hereto acknowledge that such courts have, in the absence of arbitration, the exclusive jurisdiction to interpret and enforce the provisions of this Agreement, and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

        i. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any dispute, controversy or claim, regardless of the legal or equitable theory involved, arising out of or with reference to this Agreement, or the interpretation, making, performance, breach or termination thereof, which is not settled by agreement between the parties, shall be finally resolved, at the request of either party to the dispute, by confidential binding arbitration conducted in Los Angeles, California in accordance with the then most applicable rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. In any such arbitration, the arbitrator shall have the jurisdiction and authority to issue any remedy (but only such remedy) that a court of competent jurisdiction could have provided based upon the facts found by the arbitrator. After soliciting the views of each party, the arbitrator shall order such discovery as he or she may consider reasonable and appropriate given the subject matter of the dispute. At the conclusion of the proceeding, the arbitrator shall issue a written opinion setting forth the legal analysis and basis for his or her decision and material findings of fact. In the event either party to the dispute shall suspend its or her performance on the basis that its or her performance has been excused by a material breach by the other party, either party seeking performance may request preliminary relief from the arbitrator and the parties agree to cooperate to have such issue heard on an expedited basis. The arbitrator may hear such issue on a preliminary basis and may grant such preliminary relief, and under such conditions, as the arbitrator shall deem to be appropriate and equitable. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list designated by the nearest office of the American Arbitration Association of seven arbitrators, all of whom shall be retired judges who have had experience in the corporate law, who are actively involved in hearing private cases and who are resident in the greater Los Angeles area. If the parties are unable to select an arbitrator from the list provided by the American Arbitration Association, then the parties shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable and that it provide the exclusive remedy with respect to all disputes within its scope. The fees and expenses of the arbitrator shall initially be divided evenly between the parties. Thereafter they shall be treated as costs pursuant to subparagraph (j).

                j. If any action at law or equity, including an action for declaratory relief, or any proceeding in arbitration, is brought to enforce or interpret the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, and other costs incurred in that action or proceeding which may be set by the court or the arbitration panel in the same action or any separate action brought for that purpose, in addition to any other relief to which such party may be entitled.

                k. Captions contained in this Agreement are inserted only as a matter of convenience and shall not affect the construction or interpretation of any of its provisions.

                l. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        m. Any calculations of the Purchaser's ownership interest in the Company on a fully-diluted basis shall not take into account any possible conversion of the Preferred Shares into shares of Common Stock, although such possible conversion shall be taken into account in determining EBIT and ATNI.